Exhibit 10.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR LAWS OR PURSUANT TO AN EXEMPTION THEREFROM.

AXCESS INTERNATIONAL, INC.

Amended and Restated Purchase Note

$4,000,000	December 12, 2003

The following recitals are true and constitutes the basis for this Amended and Restated Promissory Note:

Pursuant to the terms of that certain Asset Purchase Agreement dated July 15, 1999, by and among AXCESS International, Inc., formerly AXCESS Inc., a Delaware corporation having its principal place of business in Dallas, Texas (the “Company”), Prism Video, Inc., a Delaware corporation, and BIL Far East Holdings Limited (the “Asset Purchase Agreement”), the Company issued PV Proceeds Holdings, Inc., formerly Prism Video, Inc. (the “Holder”), that certain Purchase Note dated July 28, 1999 having a principal amount of $4,000,000 (the “Original Note”).

In connection with the restructuring of certain of the Company’s debts and obligations, and as provided in and pursuant to the terms set forth in that certain Agreement to Amend Purchase Note and Payment Terms made as of the date hereof, the Company and the Holder have agreed to amend the terms of the Original Note as set forth herein.

Subject to the terms and conditions of this Amended and Restated Purchase Note, for good and valuable consideration received, the Company hereby promises to pay to the order of the Holder the principal amount of Four Million Dollars ($4,000,000.00), plus simple interest, accrued on unpaid principal from January 1, 2003, until paid, at the rate of five percent (5%) per annum (365-day year basis) payable on December 31, 2007 (the “Maturity Date”), unless one of the following events shall occur prior to the Maturity Date:

A.            The Company sells substantially all of its assets or its business and the aggregate sale proceeds to the Company are sufficient to pay all of the Company’s creditors in full, including the Holder, following the consummation of any such transaction;

B.            The Company completes an offering of any of its securities or receives any loan and the net aggregate proceeds to the Company are at least $10,000,000; or

C.            The Company has on deposit cash (or cash equivalents) in the aggregate amount of at least $10,000,000 and the Company is otherwise in compliance with all applicable Nasdaq listing requirements and will remain in compliance with all applicable Nasdaq listing requirements after paying this Note in full prior to the Maturity Date.

Upon the occurrence of any of the events described in A-C above, the principal amount of this Note shall become immediately due and payable within ten (10) business days following the consummation of any one of those events.  This Note, including the principal amount and all accrued and unpaid interest hereunder, may otherwise be prepaid in whole or in part at any time at the option of the Company, without premium or penalty.

Payment of the principal amount of this Note and any accrued and unpaid interest hereunder shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.  Any such payment shall be paid by wire transfer of federal funds in accordance with the written instructions of the Holder or, in the absence of current written instructions, by check mailed to the Holder at the address last given to the Company by the Holder in writing for such purpose. The principal amount of this Note shall be reduced by the amount of any payments made on such principal amount at the time such payments are made.  Any interest which accrues at any time on the then-outstanding principal amount of this Note shall remain outstanding until paid in full by the Company.

Except as otherwise expressly provided herein, the Company hereby waives presentment for payment, demand for payment, notice of nonpayment, protest and notice of protest.

This Note is not assignable except by operation of law; provided, however, that the Holder may assign all or part of the Note to its stockholders in connection with the partial or complete liquidation of the Holder.

If the Company fails to pay the principal amount of this Note when due, and such due but unpaid amount remains unpaid for five (5) business days after the Holder makes written demand therefor, the entire unpaid principal of this Note shall forthwith become absolutely due and payable without any further notice, demand, protest or presentment whatsoever, all of which are hereby expressly waived.

This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its or any other jurisdiction’s rules as to conflicts of law.  Any judicial proceeding brought against the Company to enforce, or otherwise in connection with, this Note shall be brought in any court of competent jurisdiction in Delaware, and, by acceptance of this Note, the Holder (a) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Note and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum.  The prevailing party shall be entitled to collect from the nonprevailing party all reasonable attorneys fees incurred in connection with any action to enforce the terms of this Note.

Any provision of this Note may be amended or waived if, but only if, such amendment or waiver is in writing, signed by the Company and the Holder.

IN WITNESS WHEREOF, the Company has caused this Note to be signed by its duly authorized officer and has caused its corporate seal to be affixed and attested by its Secretary, as of the date first set forth above.

[Corporate Seal]	Attested:	AXCESS INTERNATIONAL, INC.

By:	/s/ ALLAN L. FRANK	By:	/s/ ALLAN GRIEBENOW
Name:	Allan L. Frank	Name:	Allan Griebenow
Title:	Chief Financial Officer and Secretary	Title:	President & CEO